EXHIBIT 10.1

Execution Copy

OPTION AGREEMENT

made between:

SAGE GOLD INC.

and

GRYPHON GOLD CORPORATION

and

BOREALIS MINING COMPANY

Dated as at March 5, 2010

TABLE OF CONTENTS

1. DEFINITIONS	2
1.1 Defined Terms	2
1.2 General	10
1.3 Headings, etc.	10
1.4 Currency	10
1.5. Severability	10
1.6 Knowledge	10
1.7 Schedules	10
2. GRANT AND EXERCISE OF OPTION	11
2.1 Grant and Exercise of Option	11
2.2 Obligations of BMC and Gryphon Regarding Properties	13
2.3 Obligations of BMC During Option Period	13
2.4 Obligations of Sage During Option Period	14
2.5 Termination of the Option	15
2.6 Reimbursement of Expenditures	16
2.7 Right to Drop Claims	16
2.8 Right to Audit	16
2.9 Establishment of Joint Venture	17
2.10 Royalty Buy Down	17
2.11 Several Rights and Obligations	18
2.12 No Partnership and Other Business Opportunities	18
2.13 Accounting Procedures	18
3. REPRESENTATIONS AND WARRANTIES	18

3.1 Representations and Warranties of Sage, BMC, and Gryphon	18
3.2 Representations and Warranties of BMC and Gryphon	19
4. INTERESTS	21
4.1 Contribution and Respective Interests	21
5. PROJECT TEAM	21
5.1 Establishment of Project Team	21
5.2 Representation on Project Team	22
5.3 Meetings of Project Team	22
5.4 Notice of Meetings	22
5.5 Conduct of Project Team Meetings	23
5.6 Decisions of the Project Team	23
5.7 Unanimous Consent of the Project Team	23
5.8 Chairman and Secretary	24
5.9 Consent Resolutions	24
5.10 Expenses	24
5.11 Decisions Binding on Participants	24
5.12 Power to Establish Other Rules	24
5.13 Deadlock Resolution	24

6. OPERATOR	25
6.1 Operator	25
7. RIGHTS, DUTIES AND STATUS OF OPERATOR	25
7.1 Rights and Powers of Operator	25
7.2 Status of Operator	25

7.3 Specific Duties and Obligations of Operator	25
7.4 Maintenance of Accounts	26
7.5 Restrictions	26
7.6 Access Obligations	26
7.7 Reporting Obligations	27
7.8 Funding Budgets and Expenditure Obligations	27
7.9 No Operators Fee	27
8. WORK PLANS AND EXPENDITURE BUDGET	28
8.1 Work Plans and Expenditure Budget	28
8.2 Approval of Work Plans and Expenditure Budget	28
9. PARTITION	28
10. FORCE MAJEURE	28
10.1 Suspension of Timing of Obligation	28
10.2 Notification of Force Majeure	29
11. RESTRICTIONS ON TRANSFERS	29
12. CHANGE OF CONTROL	29
12.1 Termination for Change of Control	29
12.2 Liquidated Damages Payable to Sage	30
12.3 Liquidated Damages Payable to Gryphon	30
13. AMENDMENTS AND WAIVER	30
13.1 Entire Agreement	30
13.2 Amendments	30
13.3 Waiver	30
14. DEADLOCKS AND DISPUTES	30
14.1 Referral to Chief Executive Officers	30
14.2 Resolution of Other Matters	31
15. ARBITRATION	31
15.1 Arbitration of Disputes	31
15.2 Notice to Arbitrate	31
15.3 Arbitration	31
15.4 Arbitration Award	31
16. ADDITIONAL COVENANTS	31
16.1 Further Assurances	31

17. GENERAL	32
17.1 Notices	32
17.2 Public Statements	32
17.3 Confidentiality	33
17.4 Expenses	33
17.5 Time of Essence	34
17.6 Successors and Assigns	34
17.7 Governing Law	34
17.8 Counterparts	35

Schedules:

Schedule “A” - Properties

Schedule “B” - Accounting Procedures

Schedule “C” - Royalties

Schedule “D” – Pre Feasibility Study

Schedule “E” – Terms of Reimbursement of Expenditures

Schedule “F” – Indicative Terms of the Joint Venture Agreement

Schedule “G” – Underlying Agreements

Execution Copy

This Option Agreement entered into as of the 5th day of March, 2010.

BETWEEN:

SAGE GOLD INC., a company existing under the laws of Ontario, having its head office at 365 Bay Street, Suite 500, Toronto, Ontario M5H 2V1 (“Sage”)

OF THE FIRST PART

BOREALIS MINING COMPANY, a company existing under the laws of Nevada, having its head office at 5490 Longley Lane, Reno, Nevada 89511 (“BMC”)

AND:

GRYPHON GOLD CORPORATION, a company existing under the laws of Nevada, having its head office at 5490 Longley Lane, Reno, Nevada 89511 (“Gryphon”)

OF THE SECOND PART

AND WITNESSES THAT WHEREAS:

A.	BMC is the recorded owner of a 100% interest in and to the claims comprising the Properties (as defined below);
B.

Sage and Gryphon entered into a letter agreement dated February 23, 2010 (the “LOI”) pursuant to which Gryphon agreed to grant to Sage the option to enter into a joint venture agreement to earn a 50% joint venture interest either through (i) a 50% undivided interest in the Properties or (ii) a 50% interest in BMC, all subject to certain terms and conditions;

C.	As consideration for entering into the LOI, Sage paid Gryphon a non-refundable cash deposit of US$100,000;
D.	Sage and Gryphon have entered into a Subscription Agreement under which Sage will invest US$400,000 in the Private Placement (as defined below); and
E.	This Option Agreement formalizes the terms of the LOI referred to above.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged and upon and subject to the terms and conditions hereafter set out, the parties agree as follows:

1.	DEFINITIONS

1.1	Defined Terms

In this Agreement, the following words, phrases and expressions will have the following meanings:

(a)	“Accounting Procedure” means the procedure attached to this Agreement as Schedule “B”;
(b)	“Additional Reserve Payments” will have the meaning attributed to that term in Section 2.1(a)(ii) of this Agreement;
(c)	“Affiliate” has the meaning attributed to it in the Ontario Business Corporations Act;
(d)	“Agreement” means this option agreement, together with the schedules attached hereto, as amended or supplemented from time to time;
(e)

“Applicable Law” means any and all federal, state, territorial or municipal laws, statutes, regulations, by-laws, ordinances, rules, guidelines, policies, notices, orders and directions, or other requirements of any Government Authority having jurisdiction over the parties, the Participants, the Joint Venture or any of the Properties;

(f)

“Assets” mean all tangible and intangible goods, chattels, improvements or other items including, without limitation, land, buildings and equipment, acquired by or on behalf of a Party with respect to the Properties;

(g)	“Borealis Pre-Feasibility Study” means the Pre-Feasibility Study of the Borealis Property dated September 17, 2009, as referred to in Schedule “D” to this Agreement;
(h)	“Business Day” means a day, other than a Saturday or a Sunday, on which banks are generally open for business in the city of Toronto, Ontario and Vancouver, British Columbia;
(i)	“Capital Contribution” will have the meaning attributed to that term in Subsection 2.1(a)(i) of this Agreement;
(j)	“Capital Contribution Condition” will have the meaning attributed to that term in Subsection 2.1(a)(i) of this Agreement;
(k)	“Change of Control” is defined as the occurrence of any one or more of the following events:
(i)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving either Party or any of its affiliates and another corporation or other entity, as a result of which the holders of common shares of either Party, prior to the completion of the transaction, hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction, unless such transaction consists of the issue and sale of securities by either Party for the purpose of raising capital considered by that Party to be required for funding amounts payable under this Agreement or otherwise in connection with the development of the Borealis Property, provided that no one person, entity or group of persons acting jointly or in concert hold more than 30% of the outstanding shares of the Party or successor cooperation after completion of the transaction;
(ii)

any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”), other than an Acquiror acceptable (as confirmed in writing) to the Party who is not subject to a Change of Control, acquires or acquires control (including, without limitation, the right to vote or direct the voting) of voting securities which, when added to the voting securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror to cast or to direct the casting of 30% or more of the votes attached to all of either Party’s outstanding voting securities which may be cast to elect directors of either Party or the successor corporation (regardless of whether a meeting has been called to elect directors) and as a result of such acquisition of control, directors of either Party holding such office immediately prior to such acquisition of control shall not constitute a majority of the board of directors of either Party;

(iii)

as a result of or in connection with: (A) a contested election of directors, or; (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving either Party or any of its affiliates and another corporation or other entity, as a result of such acquisition of control, directors of either Party holding such office immediately prior to such acquisition of control shall not constitute a majority of the board of directors of either Party; or

(iv)	the board of directors of either Party adopts a resolution to the effect that a change of control has occurred or is imminent;
(l)	“Construction” means construction work or activity carried out or performed by the Operator under this Agreement;
(m)	“Determination Event” will have the meaning attributed to that term in Section 14.1 of this Agreement;

(n)

“Due Diligence Out” means the option by either Gryphon or Sage to terminate this Option Agreement and Subscription Agreement during the Due Diligence Period due to the discovery of any condition that has a Material Adverse Effect on the other Party or, with respect to termination by Sage, on the Borealis Property that has not otherwise been disclosed to the terminating Party prior to February 23, 2010;

(o)	“Due Diligence Period” means the period commencing on February 23, 2010 and terminating on the earlier of (i) March 26, 2010 or (ii) the termination of this Option Agreement;
(p)	“Effective Date” means March 5, 2010;
(q)

“Environmental Laws” means all Applicable Laws currently in effect relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, the use, consumption, handling, transportation, storage or Release of Hazardous Substances;

(r)

“Environmental Order” means any prosecution, order, decision, notice, direction, report, recommendation or request issued, rendered or made by any Governmental Authority in connection with Environmental Laws or environmental orders;

(s)	“Exercise Date” means the date the Option is exercised by Sage under the terms of this Agreement;
(t)

“Expenditures” means all costs and expenses whatsoever, direct or indirect, with respect to the Properties, in accordance with this Agreement. Without limitation, the following categories of Expenses will have the following meanings:

(i)

“Expenses” means all costs incurred on the Properties, Operations and on exploration and development activities directed towards discovery and definition of an ore body on the Properties during the Option Period pursuant to Subsection 2.1(a) of this Agreement, including payments required to maintain the Properties in good standing, monies expended in paying the fees, wages, salaries, traveling expenses and fringe benefits of all persons engaged in work with respect to or for the benefit of the Properties and which are attributable to such persons work on the Properties; and

(ii)

“Royalty Buy Down Cash Payment” means any cash payments which Gryphon will be required to make under the terms of the Royalty Buy Down Option Agreement and, if applicable, the Royalty Holder Convertible Debenture, if Gryphon chooses to exercise its rights thereunder; provided that if Sage does not fund 50% of the Royalty Buy Down Cash Payment, its interest in the Joint Venture shall not be adjusted, but rather the full amount of the Royalty Buy Down Cash Payment shall be reimbursed to Gryphon by the Joint Venture upon exercise of the Option by Sage in accordance with Section 2.1(d);
(u)	“Expenditure Budget” means the expenditure budget approved and authorized by the Project Team in accordance with Section 5.1(a) of this Agreement;
(v)	“GAAP” means generally accepted accounting principles in the United States;
(w)	“Governmental Authority” means any government or governmental, administrative, regulatory or judicial body, department, commission, authority, tribunal, agency or entity;
(x)

“Hazardous Substance” means any substance, combination of substances or by-product of any substance which is or may become hazardous, toxic, injurious or dangerous to any person, property, air, land, water, flora, fauna or wildlife; and includes but is not limited to contaminants, pollutants, wastes and dangerous, toxic, deleterious or designated substances as defined in or pursuant to any Environmental Laws or Environmental Orders;

(y)	“Interest” means a beneficial interest in BMC or the Joint Venture Entity, as applicable;
(z)	“Joint Venture” will have the meaning attributed to that term in Section 2.9 of this Agreement;
(aa)	“Joint Venture Agreement” means the Joint Venture Agreement to be negotiated by the Parties with terms and conditions contained in the indicative terms set forth on Schedule “G”;
(bb)	“Joint Venture Entity” will have the meaning attributed to that term in Section 2.1(a)(i) of this Agreement;
(cc)	“JV Agreement Condition” will have the meaning attributed to that term in Section 2.1(b) of this Agreement;
(dd)	“JV Effective Date” will have the meaning attributed to that term in Section 2.9 of this Agreement;
(ee)	“Licences” means any licences or permits (including, without limitation, water licences, surface leases, winter roads and rights of way) required in connection with the Properties;
(ff)	“Losses” means actual losses, liabilities, damages, injuries, costs or expenses, including legal costs as expenses, suffered or incurred by the respective party;
(gg)	“Project Team” means the committee established pursuant to Article 5 of this Agreement;

(hh)

“Material Adverse Effect” means any condition, event or change that would cause a material adverse effect on the value, economic viability, operations, property rights, property title, financial condition or prospects on a Party’s business or property or the ability to consummate the contemplated transactions;

(ii)

“Mine” means the workings established and Assets acquired, obtained or constructed in order to bring the Properties, or any portion thereof, into, and to maintain, commercial production, including, without limitation, mine development openings, plant and service facilities, concentrator and other metallurgical installations, tailings impoundments, infrastructure, housing and other related facilities;

(jj)

“Minerals” means any and all ores (and concentrates or metals derived therefrom) of precious, base or industrial minerals, in, on or under the Properties which may lawfully be explored for, mined and sold by the parties or Participants pursuant to the instruments of title under which the Properties are held;

(kk)	“Monthly Expenditure Report” will have the meaning attributed to that term in Section 7.8 of this Agreement;
(ll)	“NI-43-101” means National Instrument 43-101 as adopted by the Canadian Securities Administrators;
(mm)	“Notice of Exercise” will have the meaning attributed to that term in Section 2.9 of this Agreement;
(nn)

“Operations” means every kind of work done, or activity performed, by the Operator on or in respect of the Properties to plan, arrange, carry out or complete work contemplated by a work programs, exploration programs and operating plans, or as otherwise directed by the Project Team, including, without limitation, investigating, prospecting, exploring, and developing; property maintenance; reviewing technical information, preparing and completing reports, estimates and studies (including environmental studies); signing, equipping, improving and surveying, Construction; and, mining, milling. concentrating, rehabilitation, reclamation, and environmental protection; and further including the management and administration necessary to conduct and maintain records of the work or activity aforesaid:

(oo)

“Operator” means, at any time prior to the Exercise Date, BMC and, at any particular time on or after the Exercise Date, the Party or Parties acting as the Operator of the Joint Venture pursuant to the Joint Venture Agreement;

(pp)	“Option” will have the meaning attributed to that term in Subsection 2.1(a) of this Agreement;
(qq)	“Option Expiry Date” means December 31, 2010, unless extended by mutual agreement of the Parties for one or more additional option periods not to exceed six (6) months in the aggregate;

(rr)

“Option Period” means the period from the Effective Date to the earlier of (i) the exercise of the Option, (ii) the Option Expiry Date or (iii) the termination of the Option under the terms of this Agreement;

(ss)	“Party” or “Parties” means, as the context may require, Sage, BMC and Gryphon and their respective successors and permitted assigns which become parties pursuant to the Agreement;
(tt)	“Permitted Encumbrances” means, in respect of the Properties or the surface lands related thereto:
(i)

inchoate or statutory liens for taxes not at the time overdue and inchoate or statutory liens for overdue taxes the validity of which BMC is contesting in good faith but only for so long as such contestation effectively postpones enforcement of any such liens or taxes;

(ii)

statutory liens incurred in the ordinary course of the business of BMC in connection with workers’ compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory lien relates to amounts not yet due;

(iii)

liens and privileges arising out of any judgment with respect to which BMC intends to prosecute an appeal or proceedings for review but only for so long as there is a stay of execution pending the determination of such appeal or proceedings for review;

(iv)	security given in respect of the Properties by BMC to a public utility or any Governmental Authority;
(v)

royalties and other obligations in existence as of the Effective Date imposed under the terms of any mining, mineral, exploration or resource claim, concession, lease, contract or other right pursuant to which BMC holds its interest in the Properties;

(vi)	any royalties, obligations, reservations or exceptions contained in the original grants from a Governmental Authority or arising under any Applicable Law in effect from time to time;
(vii)

easements, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services and any registered restrictions or covenants that run with the land, provided that there has been compliance with the provisions thereof;

(viii)	zoning by-laws or ordinances as to the use of real property;

(ix)

other restrictions as to the use of real property and agreements with other persons registered against title to the Properties provided such restrictions and agreements existed as of the Effective Date; and

(x)	the paramount title of the United States of America.
(xi)

undetermined or inchoate construction or repair or storage liens arising in the ordinary course of the business of BMC, a claim for which has not been tiled or registered pursuant to law or of which notice in writing has not been given to BMC;

(uu)

“Private Placement” means the subscription by Sage to purchase US$400,000 in units of Gryphon (the “Units”), effective on or before April 16, 2010, for cash on a private placement basis. Each unit consisting of one share of common stock and one-half of one warrant (exercisable for a period of two years at a 50% premium to the Unit price, expressed in US$), at an issue price per Unit equal to the greater of (i) the maximum discounted price permitted under Part VI of the TSX Company Manual, and (ii) a 5% premium to the 30 day volume weighted closing price of the common stock of Gryphon ending on the day immediately prior to the closing date under the Subscription Agreement, but not less than Cdn$0.18 per unit and not more than Cdn$0.25 per Unit, subject to TSX approval;

(vv)	“Private Placement Condition” means the condition, for the benefit of Gryphon, related to the closing Private Placement on or before April 16, 2010;
(ww)	“Project Financing Commitment” means such financing by one or more third parties as is required to bring a Mine into production;
(xx)

“Properties” means, subject to Section 2.7 of this Agreement, all mineral claims and permits comprising the Properties set forth in Schedule “A” attached hereto, the Minerals thereon, all information obtained from Operations and those rights and benefits appurtenant to the Properties, other than royalties but including, without limitation, surface rights, land use permits, leases and water rights that become subject to this Agreement;

(yy)

“Regulatory Approval” means the regulatory approval required for the Option, the transactions contemplated in this Agreement and, as applicable, the Joint Venture, including, but not limited to, TSX Venture Exchange approval for Sage and TSX approval for Gryphon;

(zz)	“Release” includes abandon, add, deposit, discharge, disperse, dispose, dump, emit, empty, escape, leach, leak, migrate, pour, pump, release or spill;
(aaa)	“Representative” will have the meaning attributed to that term in Subsection 5.2 of this Agreement;
(bbb)	“Royalties” will have the meaning attributed to that term in Schedule “C” to this Agreement;

(ccc)

“Royalty Buy Down” means the option under the terms of the Royalty Buy Down Option Agreement, exercisable to buy down the Royalties for consideration equal to: (i) a cash payment of US$1,750,000, (ii) the issuance of the 7,726,250 shares of Gryphon common stock and (iii) the issuance of a convertible debenture in the principal amount of US$1,909,500 to the holders of the Royalties, subject to adjustment in the case of amounts referred to in Sections 1.1(ccc)(ii) and (iii) in the event the Lessors (as referred to in the Royalty Buy Down Option Agreement) elect to adjust such amounts in accordance with Section 4(d) of the Royalty Buy Down Option Agreement, provided that principal amount of the convertible debenture will not exceed US$3,000,000;

(ddd)

“Royalty Buy Down Option Agreement” means the Option Agreement Amendment to Mining Lease, by and among Gryphon, BMC and each of Richard J. Cavell TTTEE F/T Richard J. Cavell Trust dated 02/23/1994, Hardrock Mining Company, a Nevada corporation, and John W. Whitney, as amended, including by the terms of Amendment No. 2, effective as of February 12, 2010, and as may be amended from time-to-time;

(eee)	“Royalty Holder Convertible Debenture” means the convertible debenture in the principal amount of US$1,909,500 to the holders of the Royalties under the Royalty Buy Down Option Agreement;
(fff)	“Simple Majority” means a decision made by the Project Team by a majority of the votes present at a meeting and entitled to be cast,
(ggg)

“Special Expert” means an arm’s length third party expert designated by the Project Team to break any voting deadlock of the Project Team as contemplated in Section 5.13 of this Agreement or to settle any disputes related to the Additional Reserve Payments as contemplated in Section 2.1(a)(ii) of this Agreement;

(hhh)	“Subscription Agreement” means the subscription agreement between Sage and Gryphon executed in connection with the Private Placement;
(iii)	“TSX” means the Toronto Stock Exchange;
(jjj)	“TSX-V” means the TSX Venture Exchange;
(kkk)	“Underlying Agreements” means, collectively, the agreements set forth on Schedule “G” attached to this Agreement; and
(lll)	“Work Plan” will have the meaning attributed to that term in Subsection 5.1(b) of this Agreement.

1.2	General

In this Agreement, words importing gender will include all genders, words importing the singular number only will include the plural and vice versa, and any reference to any statute will be deemed to extend to and include any amendment or re-enactment of such statute.

1.3	Headings, etc.

The division of this Agreement into Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilised in the construction or interpretation of this Agreement.

1.4	Currency

All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in United States dollars. Canadian dollars are designated “C$” or “Cdn$.”

1.5	Severability

Any Section, Subsection or other subdivision of this Agreement and any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable will be severed from this Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and will not affect or impair the spirit or intent of the remaining provisions hereof.

1.6	Knowledge

Where any representation, warranty or covenant contained in this Agreement is expressly qualified by reference to the “knowledge” or “awareness” of BMC or Gryphon, it shall be deemed to refer to the actual knowledge or awareness, without additional inquiry of John Key and Bill Wilson. Where any representation, warranty or covenant contained in this Agreement is expressly qualified by reference to the “knowledge” or “awareness” of Sage, it shall be deemed to refer to the actual knowledge or awareness, without additional inquiry of Chief Executive Officer (currently Nigel Lees) and the Vice-President, Business Development (currently William Love).

1.7	Schedules

The following schedules and appendices are incorporated by reference into this Agreement:

Schedules:	Description:
A	The Properties
B	Accounting Procedures
C	Royalties
D	Pre-Feasibility Study
E	Terms of Reimbursement of Expenditures
F	Indicative Terms of the Joint Venture Agreement

2.	GRANT AND EXERCISE OF OPTION

2.1	Grant and Exercise of Option
(a)

Sage shall have the right to enter into the Joint Venture Agreement (the “Option”) by satisfying the following conditions, each for the benefit of Gryphon and BMC (each, an “Option Exercise Condition”):

(i)

Sage will make an equity capital contribution in the aggregate sum of US$9,000,000 (the “Capital Contribution”) in cash to BMC or, upon mutual agreement of Sage and Gryphon, a corporate entity formed for the purposes of the Joint Venture (a “Joint Venture Entity”), in connection with the exercise of the Option; provided, however, that Sage will make the Capital Contribution on or before the earlier of (A) any time prior to the Option Expiry Date or, (B) within sixty (60) days after receipt by the Parties (or as soon thereafter as is practicable for Sage using its best efforts) of a binding commitment letter (a “Project Financing Commitment”) for the remainder of the Project Financing on terms acceptable to the Parties, acting reasonably (the “Capital Contribution Condition”).

(ii)

If the Payment Accrual Date (as defined below) has occurred prior to the exercise of the Option, Sage will to pay Gryphon cash payments (the “Additional Reserve Payments”) of US$1,000,000 for each 100,000 ounces of proven and probable reserves of gold (and gold equivalents) in the Borealis Property (over and above that set forth in the Borealis Pre-Feasibility Study), based on an independent third party report acceptable to Sage, acting reasonably, which may include a NI 43-101 technical report or a bankable feasibility study. Sage shall have a period of 30 days to engage an independent third party to review data and confirm proven and probable reserves prior to paying the Additional Reserve Payments. The Additional Reserve Payments for ounces greater than 100,000 ounces will be made on a proportionate basis if less than 200,000 ounces in total are confirmed. The Additional Reserve Payments will be made based on proven and probable reserves up to a total of US$2,000,000 and be payable in cash by the date (the “Payment Accrual Date”) which is the later of (A) the JV Effective Date and (B) 30 days upon delivery of an independent third party report. Any disputes of the proven and probable reserve determinations shall be settled by a Special Expert, who shall be an independent third party mining geologist. Sage’s obligations to make the Additional Reserve Payments will be reflected in the Joint Venture Agreement.

(iii)

Sage will deliver to Gryphon common shares of Sage with a value equal to US$1,000,000, based on the 30 day volume weighted closing price of its common stock traded on the TSX-V immediately prior the issue date, provided that if approval of the TSX-V is not obtained for the Sage

Issuance, Sage will pay to Gryphon US$1,000,000 in cash (the “Sage Issuance Condition”).

(iv)

Sage has executed and delivered to Gryphon the Subscription Agreement pursuant to which Sage will invest US$400,000 in the Private Placement, and pay the purchase price for the Units to Gryphon in cash on or before April 16, 2010 (the “Private Placement Condition”). If Sage does not pay purchase price for the Units to Gryphon on or before April 16, 2010 or if required regulatory approvals (including from the TSX and, if required by Sage, the TSX-V) for the Private Placement have not been obtained by April 16, 2010, the Option will terminate.

(v)

Sage will have paid 50% of the Expenditures. If Sage fails to fund its portion of any Expenditure which has been approved in accordance with the terms of this Agreement, Gryphon shall have the right to terminate the Option Agreement upon ten (10) days written notice of default and Sage’s failure to pay its portion of the Expenditures in accordance with Section 7.8 of this Agreement (the “Expenditure Funding Condition”); provided that Gryphon’s right to terminate the Option pursuant to this section 2(a)(v) shall not apply in the event Sage does not fund any portion of the Royalty Buy Down Cash Payment.

(vi)	Sage will deliver to Gryphon:
A.	evidence that Sage has obtained Regulatory Approval for the performance of the transactions and obligations under this Agreement and the terms of such Regulatory Approvals have been satisfied; and
B.	evidence of a Project Financing Commitment.
(vii)	If applicable, the Joint Venture Entity will assume and fulfill all of the obligations of BMC under each of the Underlying Agreements.
(b)

During the Option Period, the Parties will use best efforts to negotiate the terms and conditions of the Joint Venture Agreement in accordance with the Indicative Terms of the Joint Venture Agreement set out in Schedule F, and agree to the form thereof as soon as reasonably practicable, but in no event later than June 15, 2010, and either Party may terminate this Agreement if the terms, conditions and form of the Joint Venture Agreement have not been agreed to by June 15, 2010 (the “JV Agreement Condition”).

(c)

If the Royalty Buy Down Option is exercised, the Joint Venture will agree to assume the obligations of Gryphon under the Royalty Holder Convertible Debenture; provided that if the Royalty Holder Convertible Debenture is converted in accordance with its terms, the Joint Venture shall reimburse Gryphon in cash for the principal amount of the Royalty Holder Convertible Debenture converted into shares of Gryphon.

(d)

If the Royalty Buy Down Option is exercised and Sage has not funded 50% of the Royalty Buy Down Cash Payment, the Joint Venture shall agree to reimburse Gryphon for the full US$1,750,000 amount of the Royalty Buy Down Cash Payment upon exercise of the Option by Sage.

(e)

If applicable, each of Gryphon, BMC and Sage agree to use their best efforts to enter into an assignment and assumption of the Underlying Agreements, as soon as possible following Regulatory Approval, pursuant to which the Joint Venture Entity shall assume BMC’s obligations and take an assignment of BMC’s rights, under the Underlying Agreements.

2.2	Obligations of BMC and Gryphon Regarding Properties
(a)	During the Option Period, BMC and Gryphon covenant and agree that:
(i)

BMC and Gryphon will allow Sage access to all reports, maps, sections, drill logs, assay results, studies, technical data and other information in its possession or control, whether in paper or electronic form, in respect of the Properties.

(ii)

At all times BMC and Gryphon shall provide to Sage copies of all correspondence with or from the Bureau of Land Management. or from a Governmental Authority from Mineral County, Nevada pertaining to mineral tenure or assessment work in respect of the claims comprising the Properties.

(iii)	Gryphon and BMC will seek all required consents to permit the exercise of the Option by Sage, including any approvals which may be required under the terms of the Leases.
(iv)

Gryphon and BMC will use best efforts to negotiate the terms and conditions of the Joint Venture Agreement and agree to the form thereof as soon as reasonably practicable, but in no event later than June 15, 2010.

(v)

Gryphon and BMC will use best efforts to obtain Regulatory Approval and all other approvals, consents and waivers reasonable required for the execution, delivery and performance of the Joint Venture Agreement and performance of the transactions contemplated in this Agreement.

2.3	Obligations of BMC During Option Period
(a)	(a) During the Option Period, BMC shall act in good faith and with reasonable care as follows:
(i)	BMC shall do such acts, and shall pay as Expenses such taxes, fees and rents as may be required to keep the Properties in good standing.

(ii)

All work conducted, carried out or performed by BMC on the Properties during the Option Period shall be done in a sound and workmanlike manner in accordance with sound mining practice and in compliance with all Applicable Laws of all Governmental Authorities, including without limitation, all Environmental Laws. BMC shall not be considered to be in default of this covenant if it is opposing in good faith any allegations of a breach of compliance with any Applicable Laws.

(iii)	BMC shall complete the necessary filings to maintain the Properties in good standing.
(iv)

Subject to receipt of Expenditures payments from Sage and Gryphon under Section 7.8 of this Agreement, BMC, as Operator, shall pay or cause to be paid all invoices for all materials and services purchased in connection with its work on the Properties that might give rise to a lien thereon.

(v)	BMC, as Operator, shall provide Gryphon and Sage with Monthly Expenditure Reports and such other reports as the Project Team may reasonably request.
(vi)

BMC shall permit Sage and Gryphon and their respective agents and representatives at their own risk and expense, reasonable access to the Properties at all times and to review and make copies (paper or electronic) of all reports, maps, sections, drill logs, assay results, studies and all other technical, accounting and financial records or data (paper or electronic) prepared by or on behalf of BMC in connection with any work done on or with respect to the Properties, to the extent the same are in BMC’s possession and the provision of such material does not create a hardship, within 20 days of any request thereof by Sage or Gryphon to BMC.

2.4	Obligations of Sage During Option Period
(a)	During the Option Period, Sage covenants and agrees that:
(i)

Sage will use its best efforts to obtain Regulatory Approval and all other approvals, consents and waivers reasonable required for the execution, delivery and performance of the Joint Venture Agreement and performance of the transactions contemplated in this Agreement.

(ii)

Sage will use its best efforts to negotiate the terms and conditions of the Joint Venture Agreement and agree to the form thereof as soon as reasonably practicable, but in no event later than June 15, 2010.

(iii)	Except as otherwise provided herein, Sage will pay 50% of the Expenditures.

(iv)

Sage will use its best efforts to arrange for Project Financing and obtain a Project Financing Commitment that is customary and usual in the marketplace with respect to the Properties to complete the development of the Mine on commercially reasonable terms.

2.5	Termination of the Option
(a)

Subject to Sage exercising the Option in accordance with Subsection 2.1(a) hereof, the Option Period shall end on the earlier of (i) the Option Expiry Date or (ii) termination of this Agreement in accordance with this Section 2.5.

(b)	Subject to the obligations of the parties that expressly survive the termination of this Agreement, the Option and this Agreement shall automatically terminate on the earlier of:
(i)	the mutual consent of the parties to terminate the Option and this Agreement;
(ii)	the Option Expiry Date; or
(iii)	the exercise of the Due Diligence Out by either Party.
(c)

Subject to the obligations of the parties that expressly survive the termination of this Agreement, Gryphon and BMC shall have the right to terminate the Option and this Agreement under the following circumstances:

(i)	the failure of the Capital Contribution Condition;
(ii)	the failure of the Private Placement Condition;
(iii)	the failure of the Expenditure Funding Condition;
(iv)	the failure of the Sage Issuance Condition;
(v)

in the event of a material breach by Sage of its covenants contained in this Agreement or the representations and warranties contained in Section 3.1 of this Agreement; provided that Sage has not cured such breach within 30 days following delivery of written notice of breach, or immediately if such default is not capable of being cured within 30 days; or

(vi)

forthwith if Sage shall generally not pay its debts as such debts become due or Sage shall admit in writing its inability to pay its debts generally as such debts become due or if Sage shall make a general assignment for the benefit of creditors or if any proceedings shall be instituted by or against Sage under any bankruptcy, insolvency or similar law.

(d)

Subject to the obligations of the parties that expressly survive the termination of this Agreement, any of Sage, Gryphon or BMC shall have the right to terminate the Option and this Agreement with written notice of:

(i)	exercise of a Due Diligence Out;
(ii)	the failure of the JV Agreement Condition;
(iii)	the failure to obtain a Project Financing Commitment on or before the Option Expiry Date; or
(iv)	a Determination Event.
(e)

Subject to the obligations of the parties that expressly survive the termination of this Agreement, either Sage or Gryphon shall have the right to terminate the Subscription Agreement with written notice of the exercise of its Due Diligence Out.

(f)	As applicable, Sections 2.6, 2.12, 5.10, 9, 11.2 and 11.3 and Articles 14 and 17 of this Agreement shall survive termination of the Option and this Agreement.

2.6	Reimbursement of Expenditures

Except as otherwise provided in Section 11.3, termination of the Option and this Agreement under Section 2.5 of this Agreement shall entitle Sage to reimbursement of Expenditures that have been paid by Sage hereunder prior to the time of termination. In the event that Sage is entitled to reimbursement of Expenditures under this Subsection 2.6, Gryphon shall issue to Sage a promissory note in the principal amount of the reimbursed Expenditures on the terms set forth in Schedule “F” attached hereto.

2.7	Right to Drop Claims

During the Option Period, BMC will have the right to drop any claims forming part of the Properties, subject to Project Team approval in accordance with Section 5.1(e):

(a)	BMC shall have no further responsibility to maintain in good standing such claims; and
(b)

the claims so dropped will be excluded from the terms of the Option and for the purposes of this Agreement thereafter the term “Properties” will exclude such dropped land, except for the purposes of determining the aggregate Expenditures incurred on the Properties which throughout will be based on the Expenditures on the retained and all dropped claims or land.

2.8	Right to Audit

During the Option Period, Sage may, with reasonable notice and at its own cost, undertake an audit of the accounting and financial records of BMC related to the Monthly Expenditure Report.

All written exceptions to and claims upon BMC for discrepancies in the amount of Expenditures disclosed by such audit shall be made not more than ten (10) Business Days after receipt by Sage of the Monthly Expenditure Report. Failure to make any such exception or claim within the ten (10) Business Day period shall mean the Monthly Expenditure Report is accurate and correct and binding upon the Parties.

2.9	Establishment of Joint Venture

Sage may exercise the Option and enter into the Joint Venture Agreement by delivering Gryphon and BMC written notice of exercise at least five (5) Business Days prior to the Option Expiry Date (the “Notice of Exercise”) and a fully executed Joint Venture Agreement with an effective date no later than ten (10) Business Days after delivery of the Notice of Exercise to Gryphon and BMC (the “JV Effective Date”), provided that the payment required to be made by Sage to Gryphon pursuant to Section 2.1(a)(ii) of this Agreement shall not be required to be made on the JV Effective Date unless the Payment Accrual Date preceded the JV Effective Date. The Notice of Exercise will include a certificate of a senior officer of Sage stating that each of the Option Exercise Conditions has been or will be satisfied on or before the JV Effective Date. Upon receipt of the Notice of Exercise and satisfaction or waiver of the Option Exercise Conditions, Gryphon and BMC shall execute and deliver the Joint Venture Agreement. On and after the exercise of the Option, Gryphon, BMC and Sage will participate in a joint venture (herein called the “Joint Venture”), under the terms of the Joint Venture Agreement, for the purpose of further exploring the Properties and, if deemed warranted, bringing all or a portion of the Properties into commercial production by establishing and operating a Mine or Mines thereon.

2.10	Royalty Buy Down
(a)	The Parties acknowledge that the Royalty Buy Down Option will expire on August 22, 2010, unless otherwise extended. The Parties further agree that if the Royalty Buy Down Option is exercised:
(i)

the Joint Venture shall agree to reimburse Gryphon for the full US$1,750,000 amount of the Royalty Buy Down Cash Payment upon exercise of the Option by Sage, if Sage has not funded 50% of the Royalty Buy Down Cash Payment;

(ii)	Gryphon shall be solely responsible for the issuance of the 7,726,250 shares of its common stock; and
(iii)

Gryphon will issue the Royalty Holder Convertible Debenture upon exercise of the Royalty Buy Down Option and that the Joint Venture will agree to assume the obligations of Gryphon under Royalty Holder Convertible Debenture; provided that if the Royalty Holder Convertible Debenture is converted in accordance with its terms, the Joint Venture shall reimburse Gryphon in cash for the principal amount of the Royalty Holder Convertible Debenture converted into shares of Gryphon.

(b)

Nothing contained in this Agreement shall restrict Gryphon or BMC’s ability to negotiate an extension to or otherwise amend the Royalty Buy Down Option Agreement or require the consent of the Project Team or Sage to do so.

2.11	Several Rights and Obligations

Unless otherwise specifically indicated herein, the rights and obligations of each Participant in connection with the Joint Venture will be in every case several and not joint or joint and several, the intent being that the Participants hold their respective Interests as tenants in common.

2.12	No Partnership and Other Business Opportunities

The Parties have not created a partnership and nothing contained in this Agreement will constitute any Party to be the partner, agent or legal representative of any other Party, or create any fiduciary relationship between them for any purpose whatsoever. No Party will have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Party except as otherwise expressly provided herein.

2.13	Accounting Procedures

The parties hereby agree that the Accounting Procedures will be used in connection with the accounting during the Option Period. Any reference to the term “Accounting Procedures” contained in this Agreement shall refer to the Accounting Procedures outlined in Schedule “B” attached hereto.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Sage, BMC, and Gryphon

Each of Sage, BMC and Gryphon (and jointly and severally in the case of BMC and Gryphon) represent and warrant to the other as follows and acknowledge and confirm that the others are relying on such representations and warranties in entering into this Agreement:

(a)

it is a corporation duly incorporated, organized, validly existing and in good standing under the laws of its incorporating jurisdiction and is qualified to do business in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)	it has full power, capacity and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;
(c)	the execution and delivery of this Agreement will not violate or result in the breach of any Applicable Law to which it is subject or the terms of its constating documents;

(d)

neither the execution and delivery of this Agreement, nor the performance of the transactions contemplated hereunder, conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(e)

BMC has obtained the principal operating permits in respect of the Properties set out in Section 1.21.1 of the Pre-Feasibility Study, and to the knowledge of BMC and Gryphon, such permits are in force on the date hereof;

(f)

this Agreement and all other agreements or instruments to be executed and delivered by such party hereunder have been duly executed and delivered by such party and constitute, legal, valid and binding obligations of such party enforceable against such party in accordance with their respective terms;

(g)

except as otherwise disclosed, no consent from a lender or any third party (other than the TSX-V in the case of Sage, the TSX in the case of Gryphon or such other consents as shall be referred to in the Joint Venture Agreement) is necessary to authorize such party to execute, deliver and perform its obligations under this Agreement;

(h)

there is no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency, instrumentality or arbitrator and no claim, suit, action, litigation, arbitration or governmental proceeding in progress, pending or threatened, which prevents or which seeks to prevent such party from entering into this Agreement: and

(i)

it has not committed an act of bankruptcy, is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed of any part of its assets, has not had any encumbrancer take possession of any of its property and has not had any execution or distress become enforceable or become levied upon any of its property.

3.2	Representations and Warranties of BMC and Gryphon

BMC and Gryphon (acting jointly and severally) represent and warrant as follows to Sage and acknowledge and confirm that Sage is relying on such representations and warranties in entering into this Agreement:

(a)

BMC is the registered and beneficial holder of a 100% legal and beneficial interest in the Properties, free and clear of any privilege, reservation, rights of others, lien, pledge, mortgage, lease, sublease, charge, encumbrance or other security interest therein other than Permitted Encumbrances;

(b)	Schedule “A” sets forth a true, accurate and complete description of the Properties;

(c)

the exploration and mining rights attaching to the Properties (as described in Schedule “A”) have been properly staked or otherwise properly constituted, as applicable, are properly recorded, and are valid and in good standing to the date hereof, in accordance with Applicable Law and all taxes and fees due thereon or in respect thereof to the date hereof have been paid in full;

(d)

BMC has caused work of sufficient value to be performed upon the Properties or paid fees in lieu thereof through to December 31, 2009 and has recorded and filed proof thereof, all of which work, recordings and filings have been completed in accordance with applicable statutes pertaining to such work:

(e)

to the best of BMC’s knowledge, it has not entered into any current material agreements other than the Underlying Agreements and has not made any material contractual commitments, in respect of the Properties, other than arising under the Underlying Agreements;

(f)

to the best of BMC’s knowledge, each of the Underlying Agreements is a legal, valid and binding obligation of each of the parties thereto, is enforceable in accordance with its terms, and no party thereto is in default of any of its obligations thereunder;

(g)

there is no judgment, decree, injunction, ruling or order of any court, Governmental Authority. instrumentality or arbitrator and no claim, suit, action, litigation, arbitration or governmental proceeding in progress, pending or threatened against or relating to, and affecting any of the Properties which prevents or which seeks to prevent BMC from entering into and performing its obligations hereunder and the transaction contemplated hereby;

(h)

the activities and operations that have been carried out on the Properties have been in compliance with all material respects with all Applicable Laws and directives of all Governmental Authorities and it has not received notice of non-compliance from any such Governmental Authorities;

(i)

BMC has not entered into any labour contracts, collective bargaining agreements, or any other labour-related obligations and liabilities which may affect the Properties or any Operations conducted thereon:

(j)

to the best of BMC’s knowledge and except as otherwise disclosed, all the lands covered by the Properties are free and clear of any Hazardous Substance and there is no judicial or administrative proceeding pending and no Environmental Order has been issued or, to the best of BMC’s knowledge and except as otherwise disclosed, threatened, concerning the possible violation of any Environmental Laws or Environmental Orders in respect of the Properties;

(k)

to the best of BMC’s knowledge except as otherwise disclosed, there are no material outstanding obligations or liabilities, contingent or otherwise, under any applicable environmental, mining or other law, including reclamation or rehabilitation work, associated with the Properties or arising out of past exploration, development and/or mining activities carried out thereon; and

(l)

all environmental approvals required with respect to activities carried out by BMC on any part of the lands covered by the Properties, have been obtained, are valid and in full force and effect, have been complied with and there have been and are no proceedings commenced or threatened to revoke or amend any such environmental approvals.

4.	INTERESTS

4.1	Contribution and Respective Interests

Except as otherwise provided in this Agreement or the Joint Venture Agreement, after formation of the Joint Venture, the Joint Venture will bear all Expenses and all liabilities arising under this Agreement and will own the Properties, the Assets and any Mine.

5.	PROJECT TEAM

5.1	Establishment of Project Team

A Project Team will be established with effect from the Effective Date. The Project Team will have the exclusive right and authority to:

(a)

develop the Expenditure Budget for each calendar quarter commencing on the Effective Date, which Expenditure Budget shall include (i) estimates for projected funding requirements during the Option Term and (ii) estimates of funding reasonably required to complete assessment work or make payments in lieu thereof and pay such rentals, maintenance fees, taxes or other payments and do all such other things as may be necessary to maintain the Properties in good standing, including, without limitation, staking, restaking, and surveying mining claims, and applying for licences, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals;

(b)	consider and approve and, as applicable, develop all exploration programs, work programs, feasibility studies, mining plans and any amendments thereto (each, a “Work Plan”);
(c)	review and approve the Monthly Expenditure Report;
(d)	review and approve and, as applicable, participate in the preparation of all exploration, construction, operating and financial reports on the Operations;
(e)

consider and approve abandonment or surrender of any grant, patent, lease, mineral or mining claim, mining lease, permit, licence to prospect, mineral disposition or other right to or interest in Minerals which is comprised in the Properties;

(f)

consider and approve any major change in the mining plan established for any Mine or any plan for the installation of additional milling, concentrating or refining capacity or of additional plant, facilities or infrastructure at any Mine;

(g)	review and approve the annual ore reserve and resource estimates prepared by the Operator;
(h)	review and approve all material agreements with respect to the Properties and Operations;
(i)	review and approve all consultants and experts retained by or at the expense of the Operator with respect to the Properties and Operations;
(j)	consider and approve changes in the Accounting Procedure;
(k)	establish and modify its own rules of procedure in a manner not inconsistent with this Agreement;
(l)

negotiate with third parties the terms and conditions of the Project Financing and proposals in respect thereto and undertake all reasonable actions required to procure a Project Financing Commitment; and

(m)	retain such advisors and consultants as shall be approved by the Project Team.

5.2	Representation on Project Team

Each of Sage and Gryphon will have the right to appoint three (3) representatives to the Project Team (each, a “Representative”), and each of Sage and Gryphon may appoint one or more alternate Representatives to act in the absence of its Representatives and any alternate Representative so acting will be deemed to be that Party’s Representatives in respect of the matter upon which he acts. Each of Sage and Gryphon may change its Representatives and any alternate Representatives at any time. Notice of any appointment or change will be given to the other Party.

5.3	Meetings of Project Team

Unless otherwise agreed in writing, a Project Team regular meeting will be held at least once every month on the third Tuesday of each month. A special meeting of the Project Team may be called with five (5) Business Days notice days by a Representative of either Sage or Gryphon. Unless otherwise agreed, all meetings of the Project Team will be held in Reno, Nevada and may be attended by means of telephonic, video or other electronic communications.

5.4	Notice of Meetings

The Operator will give notice, specifying the time and place of, and the agenda for, each Project Team meeting to all Representatives at least three (3) Business Days before the time appointed for the meeting. Notice of a meeting may be waived if each Party is represented at the meeting by at least one of its Representatives and all the Representatives present at the meeting agree upon the waiver and upon the proposed agenda.

5.5	Conduct of Project Team Meetings

A quorum for any Project Team meeting will be present if a majority of the Representatives and at least one Representative of each Party is present or participating by telephone. If a quorum is present at the meeting, then the Project Team will be competent to exercise all of the authorities, powers and discretions bestowed upon it under this Agreement. No business other than the election of a chairman, if any, and the adjournment or termination of the meeting will be transacted at any meeting unless a quorum is present. If within 30 minutes from the time appointed for a meeting, a quorum is not present, then the meeting will, at the election of those Representatives who are present:

(a)	be dissolved; or
(b)

be adjourned to the same place but on a date and at a time, to be fixed by the chairman of the meeting before the adjournment, which will be not less than three (3) days following the date for which the meeting was called.

Notice of the adjourned meeting will be given to the Representatives of the Parties forthwith after the adjournment of the meeting. If at the adjourned meeting a quorum is not present within 30 minutes from the time appointed, then the Representative or Representatives present and entitled to attend and vote at the meeting, will constitute a quorum. No material item of business will be transacted at a Project Team meeting unless the item appears on the agenda or at least one Representative of each Participant is present and those Representatives unanimously agree to the item being added to the agenda.

5.6	Decisions of the Project Team

Except as otherwise contemplated in Sections 5.7, 5.9, 5.12, 7.5 and 7.8, the Project Team will decide every question submitted to it by Simple Majority with the Representatives of each of Gryphon and Sage present at a meeting of the Project Team shall be entitled to cast one-half of the votes. If the matter requires Special Majority approval which is not obtained, the Party which proposed the defeated resolution may elect to have the matter determined in accordance with the deadlock resolution procedures under Article 14.

5.7	Unanimous Consent of the Project Team

The following decisions shall require the unanimous approval of the Project Team:

(a)	the Expenditure Budget; and
(b)	Expenditures that in the aggregate exceed the greater of (A) the amount which is $50,000 above the Expenditure Budget, and (B) the amount which is 10% above the Expenditure Budget.

5.8	Chairman and Secretary

Meetings of the Project Team will be chaired by a member of the Project Team or other person appointed by the Project Team, and a member of the Project Team or other person appointed by the Project Team will serve as the secretary of Project Team meetings. The wording for any resolution to be passed by the Project Team at a meeting will be circulated to each Representative prior to such meeting and, if passed at the meeting, the wording will be agreed at the meeting and initialed by the Representatives in attendance at the meeting. The secretary for the meeting will take minutes of each meeting and will circulate draft copies of the minutes to each Representative within 15 days of the meeting. Representatives will discuss and, if appropriate, approve the draft minutes within 15 days of the next meeting, after which the secretary will circulate the approved minutes for execution (and return) by the chairman and secretary. Copies of the executed minutes will be distributed by the secretary to each Representative.

5.9	Consent Resolutions

Any decision made by obtaining the unanimous consent in writing of the all Representatives on the Project Team and will be as valid as a decision made at a duly called and held meeting of the Project Team.

5.10	Expenses

Each Party will bear the expenses incurred by its Representatives in attending meetings of the Project Team.

5.11	Decisions Binding on Participants

Project Team decisions made in accordance with this Agreement shall be binding upon all of the Parties.

5.12	Power to Establish Other Rules

The Project Team may, by unanimous agreement of the Representatives of the Parties, establish such other rules of procedure, not inconsistent with this Agreement, as the Project Team deems fit.

5.13	Deadlock Resolution

Any deadlock or dispute that cannot be resolved by the Project Team will be referred initially by the Parties to their respective chief executive officers (or such other persons as may be designated by the chief executive officer) for settlement in good faith. The chief executive officers or designees will meet within seven (7) days of the date on which the deadlock or dispute is so referred. If the deadlock or dispute cannot be resolved, then the chief executive officers will, within seven (7) days of the initial meeting, meet again in the presence of a Special Expert (who will be mutually agreed by the Parties and whose expenses shall be paid by the Parties equally) to attempt to settle the deadlock or dispute. If the deadlock or dispute is not resolved within seven (7) days of the initial referral to the chief executive officers, the Special

Expert will make a decision to resolve the dispute and such decision will be binding on the Parties, subject to Article 15 of this Agreement.

6.	OPERATOR

6.1	Operator

BMC will serve as the initial Operator effective as and from the Effective Date.

7.	RIGHTS, DUTIES AND STATUS OF OPERATOR

7.1	Rights and Powers of Operator

Subject to the decisions of the Project Team, the Operator will have full, complete and exclusive control, charge and supervision of the Properties and Assets and the sole and exclusive right and authority to supervise, manage and carry out all Operations and to incur the Expenses required for that purpose in accordance with Work Plans approved by the Project Team. The Operator will manage and carry out the Operations in accordance with the terms and conditions of Work Plans approved by the Project Team and in connection therewith will, in advance, if reasonably possible, notify the Project Team of any change in Operations which the Operator considers material. If it is not reasonably practicable to give notice in advance, then the Operator will notify the Project Team as soon thereafter as is reasonably practicable.

7.2	Status of Operator

The Operator in the conduct of its activities under this Agreement will be deemed to have the status of an independent contractor. The Operator will not act or hold itself out as an agent for Sage nor make any commitments on behalf of any of either Gryphon or Sage unless permitted by this Agreement or directed in writing by Gryphon or Sage, as applicable.

7.3	Specific Duties and Obligations of Operator

Unless the Operator obtains the approval of the Project Team to the contrary, the Operator will have the following specific duties and obligations:

(a)	to prepare and submit to the Project Team draft work programs, exploration programs and operating plans;
(b)

subject to any specific provision of this Agreement (including Subsection 5.1(g)), to implement, using such contractors, if any, as the Operator deems appropriate, all work programs, exploration programs and operating plans approved by the Project Team;

(c)	to pay all expenses properly incurred promptly as and when due in accordance with the Expenditure Budget;
(d)	to comply with the provisions of all agreements or instruments of title under which the Properties or Assets are held;

(e)

to perform such assessment work or make payments in lieu thereof and pay such rentals, maintenance fees, taxes or other payments and do all such other things as may be necessary to maintain the Properties in good standing, including, without limitation, staking, restaking, and surveying mining claims, and applying for licences, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals;

(f)	to perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices and in compliance with all Applicable Laws; and
(g)	to prosecute claims or, where a defense is available, defend litigation arising out of the Operations.

7.4	Maintenance of Accounts

The Operator will maintain the accounts for the Expenditures in accordance with GAAP and the Accounting Procedure; provided, that the judgment of the Operator as to matters related to the accounting, for which provision is not made in the Accounting Procedure, will govern if the Operator’s accounting practices are not inconsistent with joint venture accounting practices generally accepted in the mining industry in the United States.

7.5	Restrictions

The following decisions shall require the unanimous approval of the Project Team:

(a)	any decision to abandon, lease, sell or otherwise dispose of any Assets or series of related Assets having an aggregate value of greater than $25,000;
(b)	any decision to settle any suit, claim or demand in an aggregate amount in excess of $50,000;
(c)	any decision to enter into any material agreement with respect to the Operations; and
(d)	any agreements entered into with parties not acting at arm’s length with either Gryphon or Sage.

7.6	Access Obligations

At all reasonable times, the Operator will provide the Representatives of the Parties access to, and the right to inspect and copy all geological, geochemical, geophysical and engineering data, maps, available drill core, drill logs, surveys, assays, analyses, technical, accounting and financial records and other information acquired in Operations. In addition, the Operator will allow Representatives of the Parties, at their own sole risk and expense and subject to reasonable safety regulations, to inspect the Properties and Operations at all reasonable times so long as the inspecting Representatives do not unreasonably interfere with Operations.

7.7	Reporting Obligations

The Operator will, in respect of Programs it is conducting, prepare and submit to the Project Team:

(a)	Monthly Expenditure Reports;
(b)	quarterly reports, with such reports to be delivered within 45 days following the end of each quarter;
(c)	an annual financial report, with such report to be delivered within 75 days following the end of each calendar year; and
(d)

an annual technical report, with such report to be delivered within 75 days following the completion of each Program, it being agreed that a Program will not be complete until after receipt of all data in respect of the Program.

The foregoing quarterly and annual reports will include all necessary data, analyses, projections, studies, evaluations and other reports sufficient to provide the Project Team with an accurate summary of all relevant Operations and the results of those Operations and will include a statement of Expenses and comparisons of such Expenses to approve Expenditure Budgets. The Operator will, on becoming aware of any material change in respect of the Properties, prepare and submit to the Parties a notice of the details of such change with the reports to be delivered within 24 hours of the occurrence of a material change.

7.8	Funding Budgets and Expenditure Obligations

The Operator’s obligation to manage and carry out Operations approved by the Project Team or to perform any of its duties or obligations under this Agreement is subject to each of Sage and Gryphon paying its proportionate share of required funds in a timely way according to an approved schedule of advances or within the time limits contemplated in this Agreement for the payment of invoices for Expenses. The Operator will deliver to Sage and Gryphon Monthly Expenditure Reports no later than fifteen (15) calendar days following the completion of any calendar month. “Monthly Expenditure Report” means a monthly accounting report that will provide an itemized accounting of the Expenditures of the month and a projected funding amount due from each of Sage and Gryphon to satisfy its obligations to fund Expenditures for the next 60 day period. Each of Sage and Gryphon agree to fund its 50% share of the estimated Expenditures within ten (10) calendar days following delivery of each Monthly Expenditure Report. The Operator will immediately notify the Project Team of any material departure from an adopted Program and its related Expenditure Budget.

7.9	No Operators Fee

It is not intended that BMC acting as the Operator shall profit nor suffer any loss by virtue of it acting in its capacity as Operator. The Accounting Procedure provides for the manner in which the Operator will account for Expenses expended for operations contemplated in this Agreement, including reasonable ordinary course administrative services, overhead and expenses related to serving as Operator.

8.	WORK PLANS AND EXPENDITURE BUDGET

8.1	Work Plans and Expenditure Budget

Within thirty (30) days following the Effective Date, the Operator will prepare and submit an initial draft Work Plan and Expenditure Budget for the balance of that calendar year for consideration by the Project Team. On or before November 1 of each year, commencing with the year in which the Effective Date occurs, the Operator will prepare and submit a draft Work Plan for the following calendar year for consideration by the Project Team. The term of an Work Plan will not exceed 12 months unless the Project Team otherwise unanimously approves. Every draft Work Plan will contain a statement in reasonable detail of the proposed Operations and estimates of all Expenditures to be incurred. The Operator will be entitled to include in the Expenditure Budget for the Work Plan, including an allowance of up to 10% for contingencies.

8.2	Approval of Work Plans and Expenditure Budget

The Project Team will review and consider the initial Work Plan and Expenditure Budget within fifteen (15) days and, if it deems fit, approve such Work Plan and Expenditure Budget with such modifications, if any, as the Project Team deems desirable. Prior to October 15 of each year, commencing with the year after the year in which the Effective Date occurs, the Project Team will review and consider all exploration programs and Work Plans and Expenditure Budget submitted and, if it deems fit, approve an Work Plan and Expenditure Budget with such modifications, if any, as the Project Team deems desirable.

9.	PARTITION

Each of the Parties waives any right to partition of the Properties or the Assets or any part thereof and no Party will seek or be entitled to partition of the Properties or the Assets whether by way of physical partition, judicial sale or otherwise.

10.	FORCE MAJEURE

10.1	Suspension of Timing of Obligation

Time shall be of the essence of this Agreement provided, however, that, notwithstanding anything to the contrary contained herein, if any Party should at any time or times during the currency of this Agreement be delayed in or prevented from complying with this Agreement, or BMC experiences delays in completing any Work Plan, by reason of wars, acts of God, strike, lockouts or other industrial disputes, inability to access its place of business, acts of the public enemy, riots, weather conditions, fire, storm, flood, explosion, government restriction, failure to obtain any approvals required from regulatory authorities including environmental protection agencies, unavailability of equipment or qualified personnel, delays of transportation, breakdown of machinery, interference of persons primarily concerned about environmental issues or native rights pressure groups or other causes whether of the kind enumerated above or otherwise which are not reasonably within the control of the applicable Party, excluding for greater certainty and without limitation, unavailability of funds, the period of all such delays resulting from such causes or any of them, shall be excluded in computing the time within which anything required or permitted by the applicable party to be done, is to be done hereunder, it being understood that the time within which anything is to be done hereunder shall be extended by the total period of all such delays. Nothing contained in this Article 10 shall require the applicable party to test the constitutionality of any enacted law.

10.2	Notification of Force Majeure

In the event that a Party asserts that an event or events of force majeure has occurred, such Party shall give notice in writing to the other Party specifying the following:

(a)	the commencement date and the cause and nature of the alleged event of force majeure;
(b)	a Summary of the action such Party or its representatives, agents, contractors or employees have taken to the date of such notice to correct the alleged event of force majeure;
(c)	confirmation as to all acts, actions and things done by such Party or its representatives, agents, contractors or employees to terminate the event of force majeure; and
(d)	the reasonably expected duration of the period of force majeure.

A Party claiming an event or events of force majeure shall provide ongoing monthly notice in writing to the other Party with respect to event or events of force majeure, including the matters set out above, within fifteen (15) calendar days of the end of each calendar month during the period of force majeure and shall provide prompt notice in writing to the other Party upon the termination of the event or events of force majeure. A force majeure shall not extend the Option Expiry Date, unless otherwise agreed by the Parties.

11.	RESTRICTIONS ON TRANSFERS

Neither Gryphon nor Sage may transfer, assign or dispose of, in whole or in part, directly or indirectly, its interest in the Option without the consent of the other, which consent may be unreasonably withheld, and subject to the transferee agreeing to be bound by the terms of this Agreement.

12.	CHANGE OF CONTROL

12.1	Termination for Change of Control

The Parties acknowledge that they are entering into this Agreement and, if applicable, the Joint Venture Agreement based on its existing relationship with current management and the board of directors of the other. Either Party may terminate the Option Agreement upon the occurrence of any or all of the following events (a “Determination Event”):

(a)	a Change in Control;

(b)	Either or both Parties shall be in material default of any obligation to creditors secured or otherwise, which would constitute a Material Adverse Effect.

12.2	Liquidated Damages Payable to Sage

In the event of a termination by Sage of this Agreement as a result of a Change in Control of Gryphon pursuant to Section 12.1(a), Gryphon agrees to pay to Sage, as liquidated damages and not as a penalty, an amount equal to US$1,000,000 plus Expenditures funded by Sage on the closing of such Change in Control transaction.

12.3	Liquidated Damages Payable to Gryphon

In the event of a termination by Gryphon of this Agreement as a result of a Change in Control of Sage, Sage agrees to pay to Gryphon pursuant to Section 12.1(a), as liquidated damages and not as a penalty, an amount equal to US$1,000,000 less any Expenditures funded by Sage on the closing of such Change in Control transaction.

13.	AMENDMENTS AND WAIVER

13.1	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior discussions and agreements with respect thereto including, without limitation, the LOI dated February 23, 2010 referred to in the recitals hereto.

13.2	Amendments

An amendment or variation of this Agreement will be binding upon a Party only if evidenced in writing executed by that Party.

13.3	Waiver

The waiver by a Party of any breach of this Agreement will only be binding upon that Party if evidenced in writing and executed by that Party. Any waiver will extend only to the particular breach so waived and will not limit any rights of such Party with respect to any future breach.

14.	DEADLOCKS AND DISPUTES

14.1	Referral to Chief Executive Officers

Any deadlock or dispute arising out of this Agreement will be referred initially by the Parties to their respective chief executive officers (or such other persons as may be designated by the chief executive officer) for settlement in good faith. The chief executive officers or designees will meet within seven (7) days of the date on which the deadlock or dispute is so referred. If the deadlock or dispute cannot be resolved, then the chief executive officers will, within 14 days of the initial meeting, meet again in the presence of a mediator (whose expenses shall be paid by the Parties equally) to attempt to settle the deadlock or dispute. If the deadlock or dispute is not resolved within 21 days of the initial referral to the chief executive officers, the remainder of this Article 14 will apply.

14.2	Resolution of Other Matters

Subject to Section 14.1, any deadlock or dispute under any provision of this Agreement that is not resolved by or dealt with in this Article 14 (including a matter which requires Simple Majority approval) shall be determined by arbitration according to the procedures established under Article 15.

15.	ARBITRATION

15.1	Arbitration of Disputes

Subject to Article 14, all disputes arising out of or in connection with this Agreement will be referred to and finally resolved by arbitration in accordance with the terms of the Arbitration Act (Ontario) by a sole arbitrator.

15.2	Notice to Arbitrate

Any Party may refer any such matter to arbitration by written notice to the other Party and, within 30 days after receipt of such notice, the parties to such arbitration will endeavour to agree on the appointment of an arbitrator, who will be capable of commencing the arbitration within 21 days of his appointment. The arbitrator will be a person who by a combination of education and experience is competent to adjudicate the matter in dispute and who has indicated his willingness and ability to act as arbitrator in accordance with this Article 15. If the parties to such arbitration are unable to agree on an arbitrator, the parties will request that ADR Chambers, Toronto recommend three arbitrators and each of Gryphon and Sage shall eliminate one of the three recommended arbitrators, the remaining arbitrator will be appointed to act as arbitrator in accordance with this Article 15.

15.3	Arbitration

The place of arbitration will be Toronto, Ontario, Canada and the language of the arbitration will be English.

15.4	Arbitration Award

The award of the arbitrator will be final and binding upon each of the parties to the arbitration and will not be subject to appeal or judicial review.

16.	ADDITIONAL COVENANTS

16.1	Further Assurances

The parties hereto covenant and agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement. Without limitation, each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all such further acts and things as another party may reasonably require effectively to carry out or better evidence or perfect the full intent and meaning of this Agreement.

17.	GENERAL
17.1	Notices

Any notice, direction or other instrument required or permitted to be given hereunder will be in writing and given by personal delivery or by delivering or sending it by facsimile or other similar form of communication addressed:

(a)	To Sage at:
Suite 500, 365 Bay Street
Toronto, Ontario
M5H 2V1
Attention:	Nigel Lees, President & CEO

Telephone:	416-204-3170 x 222
Telefax:	416-260-2243

(b)	To BMC or to Gryphon at:
5490 Longley Lane
Reno, Nevada
89511
Attention:	John Key, CEO

Telephone:	775-853-8814
Telefax:	775-552-8511

Any such notice, direction or other instrument given as aforesaid will be deemed to have been effectively given, if sent by facsimile or other similar form of telecommunication, on the next Business Day following such transmission or, if delivered, to have been received on the date of such delivery. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice will be sent to such party at its changed address.

17.2	Public Statements

The text of any voluntary public statements which a party or its Affiliates wish to make with respect to the Properties will be made available to the other parties by notice at least 24 hours prior to release and the other parties will have the right during such 24 hour period to make suggestions for changes therein. The text of any press release or other public statements which a party or its Affiliates consider they are required by law to make with respect to the Properties or which are contained in any prospectus, statement of material facts, registration statement, management information circular or other similar document will be provided to the other parties by notice at the time of or prior to publication or filing with the securities regulatory authorities or stock exchanges. No party will utilize the name of any other party in any press release or other public statement without the consent of that party unless required by law.

17.3	Confidentiality

Except as otherwise provided hereunder, the parties and Participants agree to treat all information, data, reports and other records (including the terms and existence of this Agreement and the identity of the parties and Participants) (collectively, the “Information”) relating to the business of the Joint Venture as confidential and will not disclose such Information to any person other than their legal advisors, financial advisors or auditors without the prior written consent of the other Party, as the case may be, such consent not to be unreasonably withheld; provided, however, that no Party will be liable for any such disclosure if such Information:

(a)	becomes generally available to the public other than as a result of a disclosure by a Party or its representatives in violation of this Agreement;
(b)	was available to a Party on a non-confidential basis without violation of this Agreement prior to its disclosure by any Party;
(c)

becomes available to a Party on a non-confidential basis without violation of this Agreement from a source other than another Party or any representative of another Party provided that such source is not bound by a duty of confidentiality to the Joint Venture or any of the parties or Participants;

(d)

is made to any contractor, consultant. surety or any entity which provides financing for a Participant, where any such person reasonably needs to know such Information in the course of providing services to or otherwise dealing with the Participant making such disclosure and has executed a confidentiality undertaking containing provisions at least as onerous as in this Section 17.3; or

(e)

is required to be disclosed by Applicable Laws, provided that a Party first notifies the other parties or Participants that it believes it is required to disclose such information and it allows a reasonable period of time for the disclosure of such Information to be contested.

The provisions of this Section 17.3 shall survive the termination of this Agreement for a period of one year.

17.4	Expenses

Each party will pay its own legal and other costs and expenses incurred in connection with the drafting of this Agreement and agrees to save harmless each other party from and against any and all claims whatsoever for any commissions or other remuneration payable or alleged to be payable to anyone acting on its behalf.

17.5	Time of Essence

Subject only to Article 10, time is of the essence of this Agreement.

17.6	Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns, subject to the terms of this Agreement.

17.7	Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of the Province of Ontario, and the federal laws of Canada applicable herein. Each of the parties agrees to submit and attorn to the non-exclusive jurisdiction of the Courts of the Province of Ontario on any actions commenced between the parties or any of them that are not subject to arbitration under Article 15.

The remainder of this page has been deliberately left blank

17.8	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be considered to be an original and together will constitute one and the same document.

IN WITNESS WHEREOF the parties have duly executed this Agreement on date set forth on the first page of this Agreement.

SAGE GOLD INC.
By:
Name: Title:

BOREALIS MINING COMPANY
By:
Name: Title:

GRYPHON GOLD CORPORATION
By:
Name: Title:

This is Schedule “A” to the

Option Agreement dated as of March 5, 2010 among Sage Gold Inc., Borealis Mining
Company, and Gryphon Gold Corporation

DESCRIPTION OF PROPERTIES

The Properties consist of the mining claims owned by:

(i)

Richard J. Cavell, Hardrock Mining Co. and John Whitney and leased to BMC as described in the Affidavit of Payment of Maintenance Fees and Intention to Hold Mining Claims dated August 7, 2009 and recorded in Mineral County, Nevada, as document #148668;

(ii)

Borealis Mining Company as described in the Affidavit of Payment of Maintenance Fees and Intention to Hold Mining Claims dated August 7, 2009 as recorded in Mineral County, Nevada, as document #148666; and

(iii)

Borealis Mining Company as described in the Affidavit of Payment of Maintenance Fees and Intention to Hold Mining Claims dated August 7, 2009 as recorded in Mineral County, Nevada, as document #148667.

This is Schedule “B” to the

Option Agreement dated as of March 5, 2010 among Sage Gold Inc., Borealis Mining
Company, and Gryphon Gold Corporation

ACCOUNTING PROCEDURES

[attached]

This is Schedule “C” to the

Option Agreement dated as of March 5, 2010 among Sage Gold Inc., Borealis Mining
Company, and Gryphon Gold Corporation

ROYALTIES

The Royalties are the production royalties payable in respect of certain of the claims forming part of the Properties as set out in Section 5 of the Mining Lease referred to in Schedule B, subject to amendment in accordance with the terms of the Option Agreement Amendment to Mining Lease and Amendment No. 1 and Amendment No. 2 thereto, also referred to in Schedule G.

This is Schedule “D” to the

Option Agreement dated as of March 5, 2010 among Sage Gold Inc., Borealis Mining
Company, and Gryphon Gold Corporation

PRE FEASIBILITY STUDY

[Reference is made to the Pre-Feasibility Study filed on

sedar.com on September 22, 2009]

This is Schedule “E” to the

Option Agreement dated as of March 5, 2010 among Sage Gold Inc., Borealis Mining
Company, and Gryphon Gold Corporation

TERMS OF REIMBURSEMENT OF EXPENDITURES

Amounts to be reimbursed in accordance with Section 2.6 of the Option Agreement shall be evidenced by a promissory note (the “Note”) of Gryphon Gold Corporation which shall be issued on the following terms:

(1)	The principal amount of the Note shall be as determined in accordance with Section 2.6 of the Option Agreement;
(2)	The maturity date of the Note shall be 12 months from the date of issue;
(3)	The principal amount of the Note shall bear interest at the prime rate of interest (calculated annually) charged by Gryphon Gold Corporation's principal banker to its customers at the date of issue;
(4)	The interest shall be calculated and accrue annually;
(5)	The principal amount and accrued interest shall be payable on the maturity date;
(6)	Gryphon Gold Corporation shall covenant in the Note not to incur any new debt obligations for borrowed money which rank in priority to the promissory note.

This is Schedule “F” to the

Option Agreement dated as of March 5, 2010 among Sage Gold Inc., Borealis Mining
Company, and Gryphon Gold Corporation

INDICATIVE TERMS OF THE JOINT VENTURE AGREEMENT

[attached]

This is Schedule “G” to the

Option Agreement dated as of March 5, 2010 among Sage Gold Inc., Borealis Mining
Company, and Gryphon Gold Corporation

UNDERLYING AGREEMENTS

The following agreements, copies of which have been delivered by Gryphon to Sage concurrently with the execution and delivery of the Option Agreement, constitute the Underlying Agreements:

1.

Mining Lease made effective as of the 24th day of January, 1997, by and between Richard J. Cavell TTTEE F/T Richard J. Cavell Trust dated 2/23/94, Hardrock Mining Company, a Nevada corporation, and John W. Whitney and J.D. Welsh & Associates, Inc., a Nevada Corporation.

2.

Amendment No. 1 to Mining Lease made and effective as of the 24th day of February 1997, by and between Richard J. Cavell TTTEE F/T Richard J. Cavell Trust dated 2/23/94, Hardrock Mining Company, a Nevada corporation, and John W. Whitney, and J.D. Welsh & Associates, Inc., a Nevada corporation, and Cambior Exploration USA, Inc., a Nevada corporation.

3.

Assignment of Borealis Mining Lease dated January 24, 1997 made and entered into as of the 10th day of January, 2005, by and between Golden Phoenix Mineral Company, a Minnesota corporation, and Borealis Mining Company, a Nevada corporation.

4.

Option Agreement Amendment to Mining Lease entered into effective as of August 22, 2008 by and among Gryphon Gold Corporation, a Nevada corporation, Borealis Mining Company, a Nevada corporation, Richard J. Cavell TTTEE F/T Richard J. Cavell Trust dated 2/23/1994, Hardrock Mining Company, a Nevada corporation, and John W. Whitney, an individual.

5.

Amendment No. 1 to the Option Agreement Amendment to Mining Lease is entered into effective as of August 7, 2009, by and among Gryphon Gold Corporation, a Nevada corporation, Borealis Mining Company, a Nevada corporation, Richard J. Cavell TTTEE F/T Richard J. Cavell Trust dated 2/23/1994, Hardrock Mining Company, a Nevada corporation, and John W. Whitney, an individual.

6.

Amendment No. 2 to the Option Agreement Amendment to Mining Lease, as amended, is entered into effective as of February 12, 2010, by and among Gryphon Gold Corporation, a Nevada corporation, Borealis Mining Company, a Nevada corporation, Richard J. Cavell TTTEE F/T Richard J. Cavell Trust dated 2/23/1994, Hardrock Mining Company, a Nevada corporation, and John W. Whitney, an individual.